Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces Fourth Quarter 2009 Financial Results

For Immediate Release

NEW YORK, NY – February 4, 2010 – Cypress Sharpridge Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter and year ended December 31, 2009.

Fourth Quarter 2009 Highlights

•	GAAP net income of $7.0 million or $0.37 per diluted share, compared to $23.2 million or $1.28 per diluted share in the third quarter of 2009.

•	Core Earnings of $9.7 million or $0.52 per diluted share, compared to $5.6 million or $0.31 per diluted share in the third quarter of 2009.

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Additionally, a component of the Company’s net income for the quarter was $0.6 million, or $0.03 per diluted share, of distributions from collateralized loan obligations (“CLOs”) that were accounted for under the cost recovery method and thereby excluded from our interest income and Core Earnings. This compared to $0.3 million, or $0.02 per diluted share for the third quarter of 2009.

•	Net asset value of $13.02 per share after declaring a $0.55 dividend per share on December 17, 2009, compared with $13.58 at September 30, 2009.

•	Interest rate spread net of hedge of 2.80%, compared to 2.67% in the third quarter of 2009.

•	Weighted–average amortized cost of Agency RMBS of $101.4, compared to $101.3 in the third quarter of 2009.

•	Non-investment expenses as a percentage of net assets of 3.21%, compared to 3.31% in the third quarter of 2009.

Fourth Quarter 2009 Results

The Company had net income of $7.0 million during the fourth quarter of 2009, or $0.37 per diluted share, compared to $23.2 million or $1.28 per diluted share in the third quarter of 2009. During the fourth quarter of 2009, the Company had Core Earnings of $9.7 million, or $0.52 per diluted share, compared to $5.6 million, or $0.31 per diluted share in the third quarter of 2009. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap contracts.

Additionally, a component of the Company’s net income for the fourth quarter was $0.6 million, or $0.03 per diluted share, of distributions from CLOs that were accounted for under the cost recovery method and thereby excluded from our interest income and Core Earnings. This compared to $0.3 million, or $0.02 per diluted share, for the third quarter of 2009.

The Company’s interest rate spread net of hedge increased to 2.80% for the fourth quarter of 2009 from 2.67% in the third quarter of 2009. This increase was largely due to a decrease in borrowing costs. Our average cost of funds and hedge decreased to 1.21% during the fourth quarter, compared to 1.61% during the third quarter of 2009.

The Company’s net asset value per share on December 31, 2009 was $13.02 after declaring a $0.55 dividend per share on December 17, 2009, compared with $13.58 at September 30, 2009.

	Three Months Ended
Key Portfolio Statistics*	December 31, 2009	September 30, 2009
Average Agency RMBS(1)	$1,525,385,088	$958,108,753
Average repurchase agreements	1,321,392,786	771,241,276
Average net assets	252,305,141	239,130,371
Average yield on Agency RMBS (2)	4.01%	4.28%
Average cost of funds & hedge (3)	1.21%	1.61%
Interest rate spread net of hedge (4)	2.80%	2.67%
Leverage ratio (at period end) (5)	6.6:1	5.7:1

(1)	Our average Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS during the period.
(2)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(3)	Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap interest income (expense), by our average repurchase agreements.
(4)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(5)	Our leverage ratio was calculated by dividing total liabilities by net assets.
*	All percentages are annualized.

Prepayments

The portfolio recorded $82.2 million in scheduled and unscheduled principal repayments and prepayments and net amortization of premium (including paydown losses) of $1.4 million for the three months ended December 31, 2009.

Dividend

The Company declared common dividends of $0.55 per share with respect to the three months ended December 31, 2009, up from $0.35 per share for the three months ended September 30, 2009. Using the closing share price of $13.51 on December 31, 2009, the fourth quarter dividend equates to an annualized dividend yield of 16.3%.

Portfolio

At December 31, 2009, the Company’s $1.8 billion portfolio of Agency RMBS was backed by: hybrid adjustable-rate mortgages (“ARMs”) with 24 or fewer months to reset (“Short Reset ARMs”) (15.0%), hybrid ARMs with 25 to 60 months to reset (“Hybrid ARMs”) (31.8%), fixed-rate mortgages (45.3%) and monthly reset ARMs (“MTAs”) (7.9%). Additional information about our Agency RMBS portfolio at December 31, 2009 is summarized below:

	Par Value	Weighted Average
Asset Type	(in thousands)	Cost	Price	MTR[1]		Coupon	CPR[2]
MTAs	$140,226	$103.57	$103.50	1		3.0%	11.2%
Short Reset ARMs	263,728	101.29	104.55	13.3		4.5%	19.0%
Hybrid ARMs	565,396	101.06	103.79	46.8		4.5%	23.4%
Fixed Rate	814,716	101.26	102.63	NA		4.5%	9.0%

Total/Weighted-Average	$1,784,066	$101.38	$103.35	32.6	(3)	4.4%	16.6%

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)

“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate. Securities with no prepayment history are excluded from this calculation.

(3)	Weighted average months to reset of our MTA, Short Reset ARM and Hybrid ARM portfolio.

Financing, Leverage & Liquidity

At December 31, 2009, the Company had financed its portfolio with approximately $1.4 billion of borrowings with repurchase agreements with a weighted-average interest rate of 0.28% and a weighted-average maturity of approximately 27.6 days. In addition, the Company had payable for securities purchased of $229.8 million. The Company’s leverage ratio at December 31, 2009 was 6.6 to 1. At December 31, 2009, the Company’s liquidity position was approximately $153.0 million, consisting of unpledged Agency RMBS, cash and cash equivalents. Below is a list of outstanding borrowings under repurchase agreements at December 31, 2009.

Counterparty	Total Outstanding Borrowings	% of Total	Weighted Average Maturity in Days
Bank of America Securities LLC	$93,068,000	6.8%	7
Barclays Capital, Inc	107,654,754	7.8	60
BNP Paribas	99,865,000	7.3	29
Cantor Fitzgerald & Co	47,521,000	3.5	53
Credit Suisse First Boston	48,635,251	3.5	19
Daiwa Securities America, Inc	51,031,000	3.7	8
Deutsche Bank Securities, Inc	125,247,000	9.1	7
Goldman Sachs Group, Inc	134,802,000	9.8	42
Greenwich Capital Markets, Inc	135,004,688	9.8	5
ING Financial Markets LLC	78,581,000	5.7	22
Jefferies & Company, Inc	59,209,000	4.3	11
LBBW Securities LLC	58,992,000	4.3	15
MF Global, Ltd	122,066,000	8.9	60
Mizuho Securities USA, Inc	81,474,579	6.0	20
Morgan Keegan & Co	41,894,000	3.1	4
South Street Securities LLC	87,662,300	6.4	50

	$1,372,707,572	100.0%	28

Hedging

The Company utilizes interest rate swap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. At December 31, 2009, the Company had entered into four interest rate swap contracts with an aggregate notional amount of $740.0 million and a weighted average fixed rate of 2.034% and a weighted average expiration of 2.6 years. These interest rate swaps are described below:

As of December 31, 2009

Counterparty	Expiration Date	Pay Rate	Receive Rate	Notional Amount	Fair Value
Deutsche Bank Group	April 2012	1.6910%	3-Month LIBOR	$240,000,000	$(543,716)
Deutsche Bank Group	June 2012	2.2660%	3-Month LIBOR	200,000,000	(2,558,748)
The Royal Bank of Scotland plc	July 2012	2.1250%	3-Month LIBOR	200,000,000	(1,822,869)
The Royal Bank of Scotland plc	November 2013	2.2125%	3-Month LIBOR	100,000,000	1,131,487

				$740,000,000	$(3,793,846)

Twelve Months Results

The Company had net income of $63.8 million during the year ended December 31, 2009, or $4.75 per diluted share, compared to $(39.2) million or $(5.50) per diluted share in 2008. During the year ended December 31, 2009, the Company had Core Earnings of $26.4 million, or $1.96 per diluted share, compared to $16.8 million, or $2.31 per diluted share in 2008. The year-over-year increase in Core Earnings was primarily the result of the increase in interest rate spread net of hedge. During the year ended December 31, 2009, we had an interest rate spread net of hedge of 3.01% compared to 1.57% in 2008 on similar levels of average gross assets.

Additionally, a component of the Company’s net income for the year was $2.0 million, or $0.15 per diluted share, of distributions from CLOs that were accounted for under the cost recovery method and thereby excluded from our interest income and Core Earnings. This compared to $2.7 million, or $0.37 per diluted share, for the year ended December 31, 2008.

Conference Call

The Company will host a conference call at 9:00 AM Eastern Time on Friday, February 5, 2010, to discuss its financial results for the quarter ended December 31, 2009. To participate in the event by telephone, please dial 866.713.8566 at least 10 minutes prior to the start time and reference the conference passcode 65744301. International callers should dial 617.597.5325 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s Web site at www.cysinv.com. To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Friday, February 5, 2010 at approximately 12:00 PM Eastern Time through Friday, February 12 at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 17123510. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in whole-pool residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF ASSETS AND LIABILITIES

	December 31,
	2009*	2008**
ASSETS:
Investments in securities, at fair value (cost, $1,846,995,280 and $723,814,995, respectively)	$1,853,251,613	$690,509,973
Interest rate swap contracts, at fair value	1,131,487	—
Cash and cash equivalents	1,889,667	7,156,140
Receivable for securities sold	2,724,805	885,009
Interest receivable	6,886,816	3,828,586
Prepaid insurance	89,642	65,851
Prepaid and deferred offering costs	222,266	—

Total assets	1,866,196,296	702,445,559

LIABILITIES:
Repurchase agreements	1,372,707,572	587,485,241
Interest rate swap contracts, at fair value	4,925,333	12,503,520
Payable for securities purchased	229,838,772	—
Distribution payable	10,316,082	—
Accrued interest payable (including accrued interest on repurchase agreements of $353,856 and $1,598,881, respectively)	3,387,431	2,327,208
Related party management fee payable	356,873	220,045
Accrued offering costs	—	510,569
Accrued expenses and other liabilities	373,251	598,127

Total liabilities	1,621,905,314	603,644,710

NET ASSETS	$244,290,982	$98,800,849

Net Assets consist of:
Common Stock, $0.01 par value, 500,000,000 shares authorized (18,756,512 and 7,662,706 shares issued and outstanding, respectively)	$187,565	$76,627
Additional paid in capital	309,368,569	201,941,407
Accumulated net realized gain (loss) on investments	(87,363,976)	(68,887,694)
Net unrealized appreciation (depreciation) on investments	2,462,487	(45,808,542)
Undistributed net investment income	19,636,337	11,479,051

NET ASSETS	$244,290,982	$98,800,849

NET ASSET VALUE PER SHARE	$13.02	$12.89

*	Unaudited
**	Derived from audited financial statements

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended December 31, 2009*	Year Ended December 31, 2009*
INVESTMENT INCOME - Interest income	$15,767,509	$45,526,149

EXPENSES:
Interest	1,061,974	4,461,432
Management fees	1,084,775	3,633,005
Related party management compensation	184,320	985,053
General, administrative and other	771,572	2,395,611

Total expenses	3,102,641	11,475,101

Net investment income	12,664,868	34,051,048

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	(1,464,269)	(48,338)
Net unrealized appreciation (depreciation) on investments	(2,856,212)	39,561,355

Net gain (loss) from investments	(4,320,481)	39,513,017

GAINS AND (LOSSES) FROM SWAP CONTRACTS:
Net swap interest income (expense)	(2,976,830)	(7,623,821)
Net gain (loss) on termination of swap contracts	—	(10,804,123)
Net unrealized appreciation (depreciation) on swap contracts	1,669,336	8,709,674

Net gain (loss) from swap contracts	(1,307,494)	(9,718,270)

NET INCOME	$7,036,893	$63,845,795

NET INCOME PER COMMON SHARE—DILUTED	$0.37	$4.75

*	Unaudited

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended		Years Ended
Non-GAAP Reconciliation:	December 31, 2009	September 30, 2009	December 31, 2009	December 31, 2008
NET INCOME (LOSS)	$7,036,893	$23,218,430	$63,845,795	$(39,172,449)
Net (gain) loss from investments	4,320,481	(24,410,936)	(39,513,017)	34,360,594
Net (gain) loss on termination of swap contracts	—	—	10,804,123	35,118,468
Net unrealized (appreciation) depreciation on swap contracts	(1,669,336)	6,781,362	(8,709,674)	(13,504,523)

Core Earnings	$9,688,038	$5,588,856	$26,427,227	$16,802,090